Exhibit 4.1
ISRAELI SHARE OPTION PLAN

Perion Network Ltd.

THE 2003 ISRAELI SHARE OPTION PLAN

(*In compliance with Amendment No. 132 of the Israeli Tax Ordinance, 2002)

ISRAELI SHARE OPTION PLAN

TABLE OF CONTENTS

1.	PURPOSE OF THE ISOP	2
2.	DEFINITIONS	3
3.	ADMINISTRATION OF THE ISOP	6
4.	DESIGNATION OF PARTICIPANTS	7
5.	DESIGNATION OF OPTIONS PURSUANT TO SECTION 102	7
6.	TRUSTEE	9
7.	SHARES RESERVED FOR THE ISOP; RESTRICTION THEREON	9
8.	PURCHASE PRICE	10
9.	ADJUSTMENTS	10
10.	TERM AND EXERCISE OF OPTIONS	12
11.	VESTING OF OPTIONS	14
12.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL	14
13.	DIVIDENDS	15
14.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS	15
15.	EFFECTIVE DATE AND DURATION OF THE ISOP	15
16.	AMENDMENTS OR TERMINATION	16
17.	GOVERNMENT REGULATIONS	16
18.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES	16
19.	GOVERNING LAW & JURISDICTION	16
20.	TAX CONSEQUENCES	17
21.	NON-EXCLUSIVITY OF THE ISOP	17
22.	MULTIPLE AGREEMENTS	17

This plan, as amended from time to time, shall be known as Perion Network Ltd. 2003 Israeli Share Option Plan (the “ISOP”).

1.           PURPOSE OF THE ISOP

The ISOP is intended to provide an incentive to retain, in the employ of the Company and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the ISOP.

ISRAELI SHARE OPTION PLAN

The attached “U.S. Addendum to Perion Network Ltd.  2003 Israeli Share Option Plan” (the “Addendum”) is hereby incorporated as part of this ISOP, effective as of the date that the Board adopts the Addendum (the “Addendum Date”), and shall be coterminous with the ISOP. The purpose of the Addendum is to permit the Company to grant Options to employees and other service providers who are U.S. Persons (as defined in the Addendum). To the extent granted to U.S. Persons, such Options shall be designated for United States tax and legal purposes as non-qualified stock options or, if the ISOP and Addendum are approved by the Company’s shareholders within 12 months of the Addendum Date, such Options may be designated as“Incentive Stock Options” in accordance with Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

2.	DEFINITIONS

For purposes of the ISOP and related documents, including the Option Agreement, the following definitions shall apply:

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

2.3	“Board” means the Board of Directors of the Company.

2.4	“Capital Gain Option (CGO)” as defined in Section 5.4 below.

2.5
“Cause” means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Optionee’s direct supervisor, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

2.6	“Chairman” means the chairman of the Committee.

2.7	“Committee” means a share option compensation committee appointed by the Board, which shall consist of no fewer than two members of the Board.

2.8	“Company” means Perion Network Ltd., an Israeli company.

2.9	“Companies Law” means the Israeli Companies Law 5759-1999.

2.10	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

ISRAELI SHARE OPTION PLAN

2.11	“Date of Grant” means, the date of grant of an Option, as determined by the Board and set forth in the Optionee’s Option Agreement.

2.12	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder.

2.13	“Expiration date” means the date upon which an Option shall expire, as set forth in Section 10.2 of the ISOP.

2.14	“Fair Market Value” means as of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable. Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.15	“IPO” means the initial public offering of the Company’s shares.

2.16	“ISOP” means this 2003 Israeli Share Option Plan.

2.17	“ITA” means the Israeli Tax Authorities.

2.18	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.19	“Ordinary Income Option (OIO)” as defined in Section 5.5 below.

2.20	“Option” means an option to purchase one or more Shares of the Company pursuant to the ISOP.

ISRAELI SHARE OPTION PLAN

2.21	“102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

2.22	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

2.23	“Optionee” means a person who receives or holds an Option under the ISOP.

2.24	“Option Agreement” means the share option agreement between the Company and an Optionee that sets out the terms and conditions of an Option.

2.25	“Ordinance” means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.26	“Purchase Price” means the price for each Share subject to an Option.

2.27	“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended.

2.28         “Share” means the ordinary shares, NIS 0.01 par value each, of the Company.

2.29	“Successor Company” means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

2.30
“Transaction” means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company.

2.31	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.32	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.33	“Vested Option” means any Option, which has already been vested according to the Vesting Dates.

2.34
“Vesting Dates” means, as determined by the Board or by the Committee, the date as of which the Optionee shall be entitled to exercise the Options or part of the Options, as set forth in section 11 of the ISOP.

ISRAELI SHARE OPTION PLAN

3.             ADMINISTRATION OF THE ISOP

3.1
The Board shall have the power to administer the ISOP either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Company’s Articles of Association. Notwithstanding the above, the Board shall automatically have residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason.

3.2
The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3
The Committee shall have the power to recommend to the Board and the Board shall have the full power and authority to: (i) designate participants; (ii) determine the terms and provisions of the respective Option Agreements, including, but not limited to, the number of Options to be granted to each Optionee, the number of Shares to be covered by each Option, provisions concerning the time and the extent to which the Options may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary; (iii) determine the Fair Market Value of the Shares covered by each Option; (iv) make an election as to the type of 102 Approved Option; and (v) designate the type of  Options.

The Committee shall have full power and authority to :(i) alter any restrictions and conditions of any Options or Shares subject to any Options (ii) interpret the provisions and supervise the administration of the ISOP; (iii) accelerate the right of an Optionee to exercise in whole or in part, any previously granted Option; (iv) determine the Purchase Price of the Option; (v) prescribe, amend and rescind rules and regulations relating to the ISOP; and (vi) make all other determinations deemed necessary or advisable for the administration of the ISOP, including, without limitation, to adjust the terms of the ISOP or any Option Agreement so as to reflect (a) changes in applicable laws and (b) the laws of other jurisdictions within which the Company wishes to grant Options.

3.4
Notwithstanding the above, the Committee shall not be entitled to grant Options to the Optionees, however, it will be authorized to issue Shares underlying Options which have been granted by the Board and duly exercised pursuant to the provisions herein in accordance with section 112(a)(5) of the Companies Law.

3.5
The Board shall have the authority to grant, at its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the ISOP.

ISRAELI SHARE OPTION PLAN

3.6
Subject to the Company’s Articles of Association, all decisions and selections made by the Board or the Committee pursuant to the provisions of the ISOP shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s Articles of Association, as the same may be in effect from time to time.

3.7	The interpretation and construction by the Committee of any provision of the ISOP or of any Option Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

3.8
Subject to the Company’s Articles of Association and the Company’s decision, and to all approvals legally required, including, but not limited to the provisions of the Companies Law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the ISOP unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.             DESIGNATION OF PARTICIPANTS

4.1
The persons eligible for participation in the ISOP as Optionees shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees who are Israeli residents for tax purposes may only be granted 102 Options; (ii) Non-Employees who are Israeli residents for tax purposes may only be granted 3(i) Options;  (iii) Controlling Shareholders who are Israeli residents for tax purposes may only be granted 3(i) Options; and (iv) U.S. Persons may only be granted Options in accordance with the Addendum.

4.2
The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify the Optionee from participating in, any other grant of Options pursuant to the ISOP or any other option or share plan of the Company or any of its Affiliates.

4.3
Anything in the ISOP to the contrary notwithstanding, all grants of Options to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

5.             DESIGNATION OF OPTIONS PURSUANT TO SECTION 102

5.1	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

ISRAELI SHARE OPTION PLAN

5.2	The grant of Approved 102 Options shall be made under this ISOP adopted by the Board as described in Section 15 below, and shall be conditioned upon the approval of this ISOP by the ITA.

5.3	Approved 102 Option may either be classified as Capital Gain Option (“CGO”) or Ordinary Income Option (“OIO”).

5.4	Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

5.5	Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

5.6
The Company’s election of the type of Approved 102 Options as CGI or OIO granted to Employees (the “Election”), shall be appropriately filed with the ITA in the framework of the request for the approval of this ISOP, which shall be submitted to ITA at least 30 days prior to the  Date of Grant of an Approved 102 Option. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option under this ISOP and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

5.7	All Approved 102 Options must be held in trust by a Trustee, as described in Section 6 below.

5.8
For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

5.9
The provisions of the ISOP and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the ISOP and of the Option Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the ISOP or the Option Agreement, shall be considered binding upon the Company and the Optionees.

ISRAELI SHARE OPTION PLAN

6.             TRUSTEE

6.1
Approved 102 Options which shall be granted under the ISOP and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights and/or any rights granted to the Optionee by virtue of the Approved 102 Options (including bonus shares), shall be allocated or issued to the Trustee and held for the benefit of the Optionees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder, and in accordance with the Election made by the Company according to section 5.5 above.

6.2
Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee’s tax liabilities arising from Approved 102 Options which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

6.3
Upon receipt of Approved 102 Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ISOP, or any Approved 102 Option or Share granted to him thereunder.

7.             SHARES RESERVED FOR THE ISOP; RESTRICTION THEREON

7.1
The Company has reserved 4,368,000 (four million three hundred and sixty eight   thousand) authorized but unissued Shares, for the purposes of the ISOP, subject to adjustment as set forth in Section 9 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the ISOP shall cease to be reserved for the purpose of the ISOP. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the ISOP or under the Company’s other share option plans.

7.2
Each Option granted pursuant to the ISOP, shall be evidenced by a written Option Agreement between the Company and the Optionee, in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder (whether a CGI, OIO, Unapproved 102 Option or a 3(i) Option), the Vesting Dates, the Purchase Price per share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this ISOP.

7.3
Until the consummation of an IPO, such Shares shall be voted by an irrevocable proxy (the ”Proxy”) pursuant to the directions of the Board, such Proxy to be assigned to the person or persons designated by the Board. Such person or persons designated by the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of such Proxy unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the person(s) may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

ISRAELI SHARE OPTION PLAN

8.             PURCHASE  PRICE

8.1
The Purchase Price of each Share subject to an Option shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Option Agreement will contain the Purchase Price determined for each Optionee.

8.2
The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee, including without limitation, by cash or check. Notwithstanding the forms of exercise of Options specified herein, the Company may (at its full and exclusive discretion), effectuate the exercise of the Options in a cash-less exercise or net-exercise, if and when, the Optionee instructs to exercise his Options for an immediate sale. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

8.3
The Purchase Price shall be denominated in the currency of the primary economic environment of, either the Company or the Optionee (that is the functional currency of the Company or the currency in which the Optionee is paid) as determined by the Company.

9.             ADJUSTMENTS

Upon the occurrence of any of the following described events, Optionee's rights to purchase Shares under the ISOP shall be adjusted as hereafter provided:

9.1
In the event of Transaction, the unexercised Options then outstanding under the ISOP shall be assumed or substituted for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction. In the case of such assumption and/or substitution of Options, appropriate adjustments shall be made to the Purchase Price so as to reflect such action and all other terms and conditions of the Option Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Committee or the Board, which determination shall be in their sole discretion and final. The Company shall notify the Optionee of the Transaction in such form and method as it deems applicable at least ten (10) days prior to the effective date of such Transaction.

9.2
Notwithstanding the above and subject to any applicable law, the Board or the Committee shall have full power and authority to determine that in certain Option Agreements there shall be a clause instructing that, if in any such Transaction as described in section 9.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, the Vesting Dates shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

ISRAELI SHARE OPTION PLAN

9.3
For the purposes of section 9.1 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share underlying an Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Committee may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

9.4
If the Company is voluntarily liquidated or dissolved while unexercised Options remain outstanding under the ISOP, the Company shall immediately notify all unexercised Option holders of such liquidation, and the Option holders shall then have ten (10) days to exercise any unexercised Vested Option held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-days period, all remaining outstanding Options will terminate immediately.

9.5
If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the ISOP or subject to any Options therefore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the ISOP (as set forth in Section 7 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

9.6
Anything herein to the contrary notwithstanding, if prior to the completion of the IPO all or substantially all of the shares of the Company are to be sold, or in case of a Transaction, all or substantially all of the shares of the Company are to be exchanged for securities of another Company, then each Optionee shall be obliged to sell or exchange, as the case may be, any Shares such Optionee purchased under the ISOP, in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be final.

ISRAELI SHARE OPTION PLAN

9.7
The Optionee acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Optionee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations.

9.8
Without derogating from the provisions of section 20 below, it is hereby clarified that any tax consequences arising from the exercise of the provisions of this section 9, shall be borne solely by the Optionee

10.           TERM AND EXERCISE OF OPTIONS

10.1
Options shall be exercised by the Optionee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

10.2
Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 10.5 below.

10.3
(a) The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 10.5 below, the Optionee is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

(b) Notwithstanding anything to the contrary hereinabove, Options shall not be exercised on the determining date with respect to the distribution of bonus shares, offer by way of rights issue, distribution of dividends, consolidation of share capital, consolidation of shares, reduction or split in share capital or company split (each hereinafter referred to as a "Corporate Event"). In addition, if the Ex Date with respect to a Corporate Event occurs before the determining date relating to such Corporate Event, then the exercise of Options shall not occur on such Ex Date.

The limitations pursuant to this subsection 10.3(b) shall be in effect only as long as the Company’s securities are traded on the Tel-Aviv Stock Exchange (the "TASE").

10.4
In the event of termination of employment or service, the unvested portion of the Optionee’s Option shall not vest and shall not become exercisable. The termination of employer-employee relations or cessation of service shall constitute termination of employment or service. In the event of termination of employment or service Vested Options granted to such Optionee shall expire unless extended pursuant to the provisions of section 10.5 below.

ISRAELI SHARE OPTION PLAN

10.5
Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Optionee’s Option Agreement, an Option may be exercised after the date of termination of Optionee's employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates, if:

(i) termination is without Cause, in which event any Vested Option still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination; or-

(ii) termination is the result of death or disability of the Optionee, in which event any Vested Option still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or -

(iii) at any time, the Committee shall authorize an extension of the terms of all or part of the Vested Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Optionee shall not have any right in connection to such outstanding Options.

10.6
Notwithstanding the foregoing provisions of Section 10.3 to 10.5, unless determined otherwise by the Committee, and for the avoidance of doubt, the transfer of an Optionee from the employ or service of the Company to the employ or service of an Affiliate, or from the employ or service of an Affiliate to the employ or service of the Company or another Affiliate, shall not be deemed a termination of employment or service for purposes hereof.

10.7
In the event of termination of employment or service of an Optionee of Unapproved 102 Option, than such Optionee shall be required, as a condition to his right to exercise the option granted to him, to secure the due, timely and complete payment of any tax duty imposed upon him (including in accordance with section 20 below), by the submission to the Company of any security or guaranty approved, in advance, by the Board or the Committee.

ISRAELI SHARE OPTION PLAN

10.8
The Optionees shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Optionee as holder of such Shares in the Company’s register of shareholders upon exercise of the Option in accordance with the provisions of the ISOP, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 6 of the ISOP.

10.9	Any form of Option Agreement authorized by the ISOP may contain such other provisions as the Committee may, from time to time, deem advisable.

11.           VESTING OF OPTIONS

11.1
Subject to the provisions of the ISOP, each Option shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Option Agreement. However, no Option shall be exercisable after the Expiration Date.

11.2	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate. The vesting provisions of individual Options may vary.

12.           SHARES SUBJECT TO RIGHT OF FIRST REFUSAL

12.1	Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Optionees shall have a right of first refusal in relation with any sale of shares in the Company.

12.2
Unless otherwise determined by the Committee, until such time as the Company shall complete an IPO, an Optionee shall not have the right to sell Shares issued upon the exercise of an Option within six (6) months and one day from the date of exercise of such Option. Unless otherwise determined by the Committee, until such time as the Company shall complete an IPO, the sale of Shares issuable upon the exercise of an Option shall be subject to a right of first refusal on the part of the Repurchaser(s).

Repurchaser(s) means (i) the Company, if permitted by applicable law, (ii) if the Company is not permitted by applicable law, then any affiliate of the Company designated by the Committee; or (iii) if no decision is reached by the Committee, then the Company’s existing shareholders (save, for avoidance of doubt, for other Optionees who already exercised their Options), pro rata in accordance with their shareholding. The Optionee shall give a notice of sale (hereinafter the “Notice”) to the Company in order to offer the Shares to the Repurchaser(s).

12.3
The Notice shall specify the name of each proposed purchaser or other transferee (hereinafter the “Proposed Transferee”), the number of Shares offered for sale (hereinafter the "Offered Shares"), the price per Share and the payment terms. The Repurchaser(s) will be entitled for thirty (30) days from the day of receipt of the Notice (hereinafter the “Notice Period”), to purchase all or part of the Offered Shares on a pro rata basis based upon their respective holdings in the Company.

ISRAELI SHARE OPTION PLAN

12.4
If by the end of the Notice Period not all of the Offered Shares have been purchased by the Repurchaser(s), then any remaining Offered Shares shall be re-allocated among the accepting Repurchaser(s) (other than those to be disregarded as aforesaid), in the same manner specified in sections 12.2 and 12.3 above.

If the acceptance by the Repurchaser(s), in the aggregate, are in respect of less than the number of Offered Shares, then the Optionee shall be entitled to sell such remaining Shares at any time during the ninety (90) days following the end of the Notice Period on terms not more favorable than those set out in the Notice, provided that the Proposed Transferee agrees in writing that the provisions of this section shall continue to apply to the Shares in the hands of such Proposed Transferee.

Any sale of Shares issued under the ISOP by the Optionee that is not made in accordance with the ISOP or the Option Agreement shall be null and void.

13.           DIVIDENDS

13.1
With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends.

13.2
During the period in which Shares are held by the Trustee on behalf of the Optionee, the cash dividends paid with respect thereto shall be paid directly to the Optionee, after deduction of any tax imposed on such cash dividends.

14.           RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

14.1
No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the ISOP, and during the lifetime of the Optionee each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

14.2
As long as Options and/or Shares are held by the Trustee on behalf of  the Optionee, all rights of the Optionee over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

15.           EFFECTIVE DATE AND DURATION OF THE ISOP

The ISOP became effective as of the day it was adopted by the Board and shall terminate (except as to Options outstanding on that date) December 9th, 2022, being ten (10) years from the date upon which the Board adopted an amendment extending the term of the Plan from its original expiration date, for a period of time which ends 10 years from the date of the adoption of such amendment by the Board.

ISRAELI SHARE OPTION PLAN

16.           AMENDMENTS OR TERMINATION

The Board may at any time amend, alter, suspend or terminate the ISOP. No amendment, alteration, suspension or termination of the ISOP shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company. Termination of the ISOP shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under the ISOP prior to the date of such termination.

17.           GOVERNMENT REGULATIONS

(a) The ISOP, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Optionee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

(b) For the avoidance of doubt, as long as the Company’s securities are traded on the TASE, the provisions of this ISOP shall be subject to the directives, rules and regulations of the TASE, as those are established from time to time ("TASE Directives"). In the event that any of the provisions of this ISOP do not comply with the TASE Directives, the Board shall be entitled to automatically amend the provisions of this ISOP in order to comply with the TASE Directives.

18.           CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the ISOP nor the Option Agreement with the Optionee shall impose any obligation on the Company or an Affiliate thereof, to continue any Optionee in its employ or service, and nothing in the ISOP or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

19.           GOVERNING LAW & JURISDICTION

The ISOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ISOP.

ISRAELI SHARE OPTION PLAN

20.           TAX CONSEQUENCES

20.1
Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

20.2	The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

20.3
To the extent provided by the terms of an Option Agreement, the Optionee may satisfy any tax withholding obligation relating to the exercise or acquisition of Shares under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionee by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) subject to the Committee’s approval on the payment date, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Optionee as a result of the exercise or acquisition of Shares under the Option in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) subject to Committee approval on the payment date, delivering to the Company owned and unencumbered Shares; provided that Shares acquired on exercise of Options have been held for at least 6 months from the date of exercise.

21.          NON-EXCLUSIVITY OF THE ISOP

The adoption of the ISOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise than under the ISOP, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

22.          MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the ISOP at the same time, or at any other time. The Board may also grant more than one Option to a given Optionee during the term of the ISOP, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

ISRAELI SHARE OPTION PLAN

U.S. Addendum to Perion Network  Ltd.  2003 Israeli Share Option Plan

1.	Purpose of the Addendum

This Addendum is incorporated as part of the Perion Network Ltd. 2003 Israeli Share Option Plan (the “ISOP”). All terms not otherwise defined herein shall have the meaning ascribed to them in the ISOP.  This Addendum governs grants of Options to U.S. Persons (as defined below).

2.	Provisions of the Addendum

In connection with U.S. Persons, the provisions of this Addendum shall supersede and govern in the case of any inconsistency between the provisions of this Addendum and the provisions of the ISOP, provided, however, that this Addendum shall not be construed to grant to any Optionee rights not consistent with the terms of the ISOP, unless specifically provided herein.

3.	Eligibility

The individuals who shall be eligible to receive Options under the ISOP that are subject to the provisions of this Addendum shall be employees, directors and other individuals  who are United States citizens or who are resident aliens of the United States for United States federal tax purposes (collectively, “U.S. Persons”), and who render services to the management, operation or development of the Company or a Subsidiary and who have contributed or may be expected to contribute materially to the success of the Company or a Subsidiary. ISOs (as defined in Paragraph 5 below) shall not be granted to any individual who is not an employee of a corporation for United States federal tax purposes.  The term “Subsidiary” as used in this Addendum means a corporation or other business entity of which the Company owns, directly or indirectly through an unbroken chain of ownership, fifty percent or more of the total combined voting power of all classes of stock.

4.             Aggregate Maximum Number of Shares Eligible for Options

As of Janaury 20, 2011, the aggregate maximum number of Shares that may be issued under the ISOP is 3,368,000, as such number may be adjusted in accordance with the ISOP.

5.             Terms and Conditions of Options

Every Option granted to a U.S. Person shall be evidenced by a written Option Agreement in such form as the Board or the Committee shall approve from time to time, specifying the number of Shares that may be purchased pursuant to the Option, the Purchase Price, the time or times at which the Option shall become exercisable in whole or in part, whether the Option is intended to be an incentive stock option under Section 422 of the Code (“ISO”) or a nonqualified stock option (“NSO”) and such other terms and conditions as the Board or the Committee shall approve, and containing or incorporating by reference the following terms and conditions.  The ISOP and this Addendum shall be administered in such a manner as to permit those Options granted hereunder and specially designated as an ISO to qualify as incentive stock options as described in Section 422 of the Code. To the extent the Board or the Committee determines it to be desirable to qualify Options granted under this Addendum as “performance-based compensation” within the meaning of Section 162(m) of the Code, grants of such Options shall be administered by a committee of two or more “outside directors” within the meaning of Section 162(m) of the Code and shall be made in accordance with the requirements of the “performance-based compensation” exception of Section 162(m) and the regulations thereunder.

 ISRAELI SHARE OPTION PLAN

(a)  Duration.  Each Option shall expire no later than ten (10) years from its date of grant. No ISO granted to an Optionee who owns (directly or under the attribution rules of Section 424(d) of the Code) shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company or any Subsidiary shall expire later than five (5) years from its date of grant.

(b)  Purchase Price.  The Purchase Price of each Option shall be as specified by the Board or the Committee in its discretion; provided, however, that the Purchase Price shall be at least 100 percent of the Fair Market Value of the Shares on the date on which the Board or the Committee grants the Option, which shall be considered the date of grant of the Option for purposes of fixing the Purchase Price; and provided, further, that the Purchase Price with respect to an ISO granted to an Optionee who at the time of grant owns (directly or under the attribution rules of Section 424(d) of the Code) shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or of any Subsidiary shall be at least 110 percent of the Fair Market Value of the Shares on the date of grant of the ISO.

(c) Notice of ISO Stock Disposition.  The Optionee must notify the Company promptly in the event that the Optionee sells, transfers, exchanges or otherwise disposes of any Shares issued upon exercise of an ISO before the later of (i) the second anniversary of the date of grant of the ISO or (ii) the first anniversary of the date the shares were issued upon the Optionee’s exercise of the ISO.

(d) $100,000 Limit for ISOs.  The aggregate Fair Market Value (determined at the date of grant) of the Shares with respect to which ISOs granted to an Optionee and any incentive stock options granted to such Optionee under any other stock option plan of the Company, any Subsidiary or any predecessor corporation are exercisable for the first time by such Optionee during any calendar year shall not exceed U.S. $100,000, or such other limit as may be prescribed by the Code.

ISRAELI SHARE OPTION PLAN

6.             Requirements of Law

(a)           The Company shall not be required to transfer Shares or to sell or issue any Shares upon the exercise of any Option if the issuance of such Shares will result in a violation by the Optionee, the Company or any Subsidiary of any provisions of any law, statute or regulation of any governmental authority.  Specifically, in connection with the United States Securities Act of 1933, as amended from time to time (the “Securities Act”), upon the exercise of any Option, the Company shall not be required to issue Shares unless the Board or the Committee has received evidence satisfactory to it to the effect that the Optionee will not transfer such Shares except pursuant to a registration statement in effect under the Securities Act or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that registration is not required.  Any determination in this connection by the Board or the Committee shall be conclusive.  The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option to comply with any law or regulations of any governmental authority, including, without limitation, the Securities Act or applicable state securities laws.

(b)           All other provisions of this Addendum and the ISOP notwithstanding, this Addendum and the ISOP shall be administered and construed so as to avoid any person who receives an Option grant incurring any adverse tax consequences under Code Section 409A.  The Board or the Committee shall suspend the application of any provisions of the ISOP which could, in its sole determination, result in an adverse tax consequence to any person under Code Section 409A.

7.	Tax Withholding and Reporting

To the extent required by law, the Company shall withhold or cause to be withheld income and other taxes with respect to any income recognized by an Optionee by reason of the exercise of an Option, and as a condition to the receipt of any Option the Optionee shall agree that if the amount payable to the Optionee by the Company and any Subsidiary in the ordinary course is insufficient to pay such taxes, then the Optionee shall upon the request of the Company pay to the Company or a designated Subsidiary an amount sufficient to satisfy its tax. As a condition to receiving the grant of any Option, the Optionee shall further agree to comply with any applicable tax and legal reporting obligations with respect to the Option.